Exhibit 99

FOR IMMEDIATE RELEASE

Contact:
Greg Gadel, Chief Financial Officer
BUCA, Inc.
(612) 225-3423
ggadel@bucainc.com

BUCA, INC. ANNOUNCES PRELIMINARY FOURTH
QUARTER RESULTS

MINNEAPOLIS (Jan. 2, 2003) BUCA, Inc. (NASDAQ: BUCA) today announced total sales of $63.5 million in the fourth quarter of fiscal 2002, an increase of 31 percent compared to sales of $48.3 million in the fourth quarter of fiscal 2001. In addition, the company expects to report fourth quarter earnings of 14 cents per share, fully diluted, before special charges, lower than analysts’ consensus earnings estimates of 19 cents per share.

The company had been anticipating flat comparable restaurant sales for the fourth quarter, but, as a result of the reduction in consumer spending during the holiday season, comparable restaurant sales at Buca di Beppo restaurants declined 2.5 percent. Comparable restaurant sales at the Vinny T’s of Boston restaurants, which were affected by both the economic downturn as well as the severe weather in Boston, declined 8.8 percent for the fourth quarter.

Joseph P. Micatrotto, chairman, CEO and president of the company, stated “The fourth quarter was a challenging quarter, particularly during the crucial holiday season. Our sales, like most retailers, were below our expectations. Although our Buca di Beppo restaurants generated positive comparable restaurant sales of 1.5 percent the last two weeks of the year, the results during the shortened shopping season prior to Christmas outweighed our strong results during the last two weeks.

“While our comparable restaurant sales results were below our expectations for the fourth quarter and fiscal 2002, we are encouraged by the record results at our new restaurants opened during fiscal 2002. The 14 new Buca di Beppo restaurants opened during fiscal 2002 averaged approximately $60,000 per week in sales, an all-time record for new restaurants. We believe that the record-setting results at these new restaurants are a direct result of initiatives that we implemented in the last year, including our new Buca For Two menu items, our early hours on Saturdays and our continued emphasis on Take Out. These initiatives will continue in fiscal 2003, along with additional menu support.

“Our marketing efforts continue to evolve, and we are very excited about the opportunities with our new advertising agency, Crispin, Porter + Bogusky. The initial efforts that we have seen since the new agency was awarded the contract in November, lead us to believe that we will be able to more effectively communicate our message and drive increased guest visits throughout fiscal 2003 and beyond. We plan to introduce these new ideas during the first half of fiscal 2003 in selected test markets. Of these new ideas, one main area of focus will be to support the rollout of several new menu items that have been in test for the last three months. These new menu items are all designed to support smaller parties of two to four people. The guest feedback regarding these new menu items has been very favorable in the test markets.

“In order to increase our focus on our comparable restaurants sales during fiscal 2003, we have reduced our expansion plans from 19 to 14 new BUCA, Inc. restaurants. We expect to open six new restaurants in the first quarter, five in the second quarter and three in the third quarter. Due to this reduction in our development plans for fiscal 2003, we expect to take a non-cash charge of approximately $300,000 to $400,000 in the fourth quarter of 2002 to write-off the capitalized lease development costs of the units that we have eliminated as a result of the reduction in fiscal 2003 development. In addition, as previously announced, we also expect to report a non-cash charge of approximately $390,000 in the fourth quarter of fiscal 2002, due to the early extinguishment of debt related to our new credit facility, which closed in October. We expect our fiscal 2002 fourth quarter fully diluted earnings per share to be approximately 11 cents per share after these two non-cash charges.”

Micatrotto concluded, “Due to the current economic environment, we are projecting flat comparable restaurant sales for fiscal 2003, with projected fully diluted earnings per share of approximately 57 to 60 cents, a 15 percent to 20 percent increase over fiscal 2002. We plan to host a conference call on Wednesday, Jan. 15 to discuss the recent results as well as our projected results for fiscal 2003.”

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 91 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 25 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected increase in guest visits; the timing of introducing new menu items; the expected number of new restaurant openings in fiscal 2003; the expected amount of non-cash charges; the expected earnings per share in the fourth quarter of fiscal 2002 and in fiscal 2003; and the expected comparable restaurant sales in fiscal 2003. The actual guest counts could be higher or lower based upon the effectiveness of the company’s advertising, consumer preferences, general economic conditions and competitive factors. The actual timing of introducing new menu items could be delayed based upon results achieved in the test markets and changes in consumer preferences. The actual number and timing of new restaurant openings in fiscal 2003 is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, the timing and success of locating suitable sites, negotiating acceptable leases or purchases, recruiting qualified operating personnel, general economic conditions of the country and the various regions of the country and the actual results of each brand. The amount of non-cash charges could differ as a result of the completion of the company’s review and analysis of fourth quarter results. Earnings per share and comparable restaurant sales in fiscal 2003 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, and weather conditions. Earnings per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

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